UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2003

THE PMI GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13664	94-3199675
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3003 Oak Road, Walnut Creek, California	94597-2098
(Address of Principal Executive Offices)	(Zip Code)

(925) 658-7878

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS.

On May 16, 2003, The PMI Group, Inc. (the “Company”) issued a press release announcing that it had commenced a consent solicitation with respect to its outstanding 2.50% Senior Convertible Debentures due 2021 (the “Debentures”). The Company is seeking consents to a proposed amendment to the indenture under which the Debentures were issued. A copy of the press release is attached hereto as an Exhibit.

Under the provisions of one of the credit facilities of Fairbanks Capital Holding Corp. (“Fairbanks”), an event of default is deemed to occur if Fairbanks’ subsidiary, Fairbanks Capital Corp. (“Fairbanks Capital”), loses its “above average” (or equivalent) residential special servicer rating from Standard & Poor’s Rating Service (“S&P”), Moody’s Investor Services (“Moody’s”) or Fitch IBCA (“Fitch”). On May 1, 2003, S&P announced a downgrade in its residential subprime and residential special loan servicer ranking for Fairbanks Capital from strong to below average as of April 30, 2003, with a stable outlook. On May 5, 2003, Moody’s downgraded Fairbanks Capital’s ratings for Primary Servicer of residential subprime mortgage loans and for Special Servicer from SQ1 (“Strong”) to SQ4 (“Below Average”). On May 13, 2003, Fitch downgraded Fairbanks Capital’s residential primary servicer rating for subprime, Alt-A and Home Equity from RPS1 to RPS2 and its special servicer rating from RSS1 to RSS2, which ratings are on ratings match negative. However, prior to such actions by the rating agencies, Fairbanks obtained a waiver under this credit agreement temporarily providing that such actions, in themselves, will not constitute events of default under the credit agreement. Notwithstanding the waiver, however, it is possible that these rating agency actions could have a material adverse effect on Fairbanks’ business and result in other defaults or events of default under this or other credit facilities to which Fairbanks or its affiliates are parties. The waiver expires on May 25, 2003.

Fairbanks utilizes various notes payable and line of credit arrangements to finance servicing advances that it makes in the normal course of business, to finance the acquisition of mortgage servicing rights and for other business purposes. The borrowing arrangements require repayment of the financed amount as servicing receivables are collected, and the borrowing arrangements related to mortgage servicing rights provide for monthly amortizing payments not to exceed 18 months. Fairbanks is highly leveraged. As of December 31, 2002, Fairbanks had total notes payable outstanding of approximately $261 million. Fairbanks must frequently make advances under servicing agreements even before the corresponding receivables payments are collected and has significant other contractual obligations in the regular course of its business. As noted above, Fairbanks utilizes various notes payable and line of credit arrangements to finance these servicing advances and other obligations. Fairbanks is in discussions with its lenders in an effort to maintain the continuing availability of its credit arrangements. However, there can be no assurance as to the outcome of those discussions.

Any of the events described in this Item 5, or any restrictions imposed by Fairbanks’ lenders on access to these credit arrangements or any loss by Fairbanks of access to these credit arrangements, could have a material adverse effect on Fairbanks. As a result, in the near term Fairbanks may be unable to continue to fund its operations or pay its debts as they become due. This, in turn, could result in an event of default under the indenture if Fairbanks constituted a designated subsidiary under the indenture. As of the date hereof, to the Company’s knowledge, there is no existing event of default under the indenture.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Description

99.1	Press release, dated May 16, 2003, issued by the Company announcing the commencement of a consent solicitation with respect to the Company’s 2.50% Senior Convertible Debentures due 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2003	The PMI Group, Inc. (Registrant)

	By:	/s/ BRIAN SHEA
Brian Shea Vice President and Controller

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated May 16, 2003, issued by the Company announcing the commencement of a consent solicitation with respect to the Company’s 2.50% Senior Convertible Debentures due 2021.